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[Letterhead of Christine A. Edwards]
    Exhibits 5 and 23(b)

                                  May 4, 2001


Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C. 20549

    Re: BANK ONE CORPORATION
        Form S-8 Registration Statement
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Ladies and Gentlemen:

    Reference is made to the Registration Statement of BANK ONE CORPORATION (the "Company") on Form S-8 (the "Registration Statement") relating to the Company's Director Stock Plan (the "Plan"), concurrently being filed with the Securities and Exchange Commission pursuant to which the Company's Common Stock, $0.01 par value per share, (the "Shares") will be offered under the Plan.

    I, or members of my staff subject to my supervision, have examined originals or copies, certified or otherwise identified to my satisfaction, of such corporate records, certificates of public officials, and other documents as I have deemed necessary or relevant as a basis for my opinion set forth herein.

    On the basis of the foregoing, it is my opinion that the Shares when issued and delivered as contemplated by the Registration Statement and the Plan, will be duly authorized and will constitute valid and binding obligations of the Company, except as enforcement thereof may be limited by bankruptcy, insolvency or other laws of general applicability relating to or affecting enforcement of creditors' rights or by general principles of equity.

    I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name whenever it appears in such Registration Statement, including the applicable Prospectus constituting a part thereof, as originally filed or as subsequently amended.

                                      Very truly yours,

                                      /s/ Christine A. Edwards